Exhibit 5.1

December 22, 2016

Eldorado Resorts, Inc.

100 West Liberty Street, Suite 1150

Reno, Nevada 89501

Re:	Eldorado Resorts, Inc.

Amendment No. 1 to Registration Statement on Form S-4 (File No. 333-214422)

Ladies and Gentlemen:

We refer to Amendment No. 1 to the Registration Statement on Form S-4 (the “Registration Statement”) which Eldorado Resorts, Inc., a Nevada Corporation (the “Company”), proposes to file with the Securities and Exchange Commission (the “Commission”) for the purpose of registering under the Securities Act of 1933, as amended, (the “Act”), up to 35,630,866 shares of the Company’s Common Stock, par value $0.00001 per share (the “Shares”), issuable under and pursuant to the terms of that certain Agreement and Plan of Merger dated September 19, 2016 (the “Merger Agreement”), by and between the Company; Isle of Capri Casinos, Inc., a Delaware corporation (“Isle”); Eagle I Acquisition Corp., a Delaware corporation, and Eagle II Acquisition Company, a Delaware limited liability company, pursuant to which the Company will acquire Isle.

We have examined originals, or copies certified to our satisfaction, of (i) the Registration Statement, (ii) the Merger Agreement, and (iii) such corporate records of the Company, agreements and other instruments, certificates of public officials, certificates of officers and representatives of the Company and other documents as we have deemed necessary as a basis for the opinions hereinafter expressed. In making such examinations we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity with the original documents of all documents submitted to us as copies and the authenticity of the originals of such latter documents. As to various questions of fact material to such opinions we have, when relevant facts were not independently established, relied upon certifications by officers of the Company and other appropriate persons and statements contained in the Registration Statement.

100 W. LIBERTY STREET 10TH FLOOR RENO, NEVADA 89501 P.O. BOX 2670, RENO, NEVADA 89505 775-788-2000 · FAX 775-788-2020	ATTORNEYS AT LAW www.mcdonaldcarano.com	2300 WEST SAHARA AVENUE SUITE 1200 LAS VEGAS, NEVADA 89102 702-873-4100 FAX 702-873-9966

December 22, 2016

Based upon the foregoing, and having regard to legal considerations which we deem relevant, we are of the opinion that the Shares are or will be duly authorized and, when the Registration Statement has been declared effective and if and when the Shares have been issued under the terms of the Registration Statement and the Merger Agreement, the Shares will be validly issued, full paid and non-assessable.

The foregoing opinion is based on and limited to the Nevada Revised Statutes and the federal securities laws of the United States, and we render no opinion with respect to the law of any other jurisdiction.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and the reference to our name therein, as well as under the heading “Legal Matters” in the related joint proxy statement/prospectus. In giving such opinion, we do not thereby admit that we are acting within the category of persons whose consent is required under Section 7 of the Act, or the rules or regulations of the Commission thereunder.

Sincerely,

/s/ McDONALD CARANO WILSON LLP

McDONALD CARANO WILSON LLP